Exhibit 99.1

NEWS RELEASE

CONTACT:	Jerry Sleve
Vice President - Administration
Phone:	(607) 936-3758 ext. 223
Fax:	(607) 936-2844
Date:	January 23, 2009

FOR IMMEDIATE RELEASE

Corning Natural Gas Connects Marcellus Shale Well

Corning, N.Y. (Friday, January 23, 2009) – Corning Natural Gas Corporation (CNG) completed a major pipeline project into Pennsylvania to bring Marcellus Shale gas to its customers.  Mike German, President of CNG stated that this was the largest single expansion project built by the Company in a quarter-century and would bring significant quantities of competitively priced gas to our customers.”  Mr. Sleve noted that, “the combination of new local supplies and falling wholesale prices should result in much lower gas prices for our customers in the future.”  CNG’s pipeline interconnects with a producer’s gathering line in Jackson Township Pennsylvania.
“Given the Marcellus Shale prospects in our New York State service territory, CNG is hopeful of connecting more local production,” Jerry Sleve, Vice President of Administration said, “he believed more local production would likely put further downward pressure on gas prices thereby helping not only core residential and commercial customers, but also providing a competitive advantage to local industries.”
Mike German stated that, “connecting local production is becoming a significant business opportunity for the Company and we look forward to similar projects in the future.”

Corning Natural Gas Corporation has more than a one-hundred year history as a New York State public utility providing natural gas service from Southport to Hammondsport, with nearly 15,000 residential as well as industrial/commercial customers.  Learn more at www.corninggas.com

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